EXHIBIT 99.1

Contact:
Ellen Corliss
Senior Vice President
 Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Reports Financial Results
 for the Third Quarter FY2013

MORRISVILLE, NC, March 18, 2013 — Oxygen Biotherapeutics, Inc. (NASDAQ: OXBT), a development stage biomedical company focused on developing oxygen-carrying intravenous and topical products, today announced financial results for the three and nine month periods ending January 31, 2013.

Third Quarter 2013 Financial Snapshot

●	Cash and cash equivalents were $0.8 million at January 31, 2013.

●	Net product sales from Dermacyte® were $2,900 for the third quarter of 2013 compared to $4,700 for the three months ended January 31, 2012.

●	Revenue earned under our U.S. Army research grant increased to $221,051 for the third quarter of 2013 compared to $146,101 for the three months ended January 31, 2012.

●	Net loss from operations decreased 16% for the third quarter of 2013 to $1.6 million compared to $1.9 million for the three months ended January 31, 2012.

●	Net cash used for operating activities decreased to $700,000 for the third quarter of 2013 compared to $2.3 million for the three months ended January 31, 2012.

“Activities during our most recent quarter related to three primary and time consuming achievements needed to resume our Phase IIb traumatic brain injury studies abroad, to further our preclinical studies designed to elaborate the safety profile of Oxycyte, our leading drug candidate, and capital raising activities that resulted in securing enough cash to finance activities to help us achieve the next major milestones necessary to drive our company forward, ” said Michael Jebsen, Interim Chief Executive Officer, Chief Financial Officer and President.

Oxygen Biotherapeutics reported net revenue of $222,388 and $1,009,356 for the three and nine months ended January 31, 2012, respectively compared to $148,262 and $268,294 for the same periods in the comparable periods in fiscal 2012. This increase is primarily due to government grant revenue earned under the U.S. Army-funded grant awarded to the company in June 2011 to conduct preclinical studies for Oxycyte® perfluorocarbon (PFC) emulsion.
These preclinical studies are designed to address safety concerns expressed by the U.S. Food and Drug Administration (FDA)and to develop a more robust and comprehensive safety profile for Oxycyte.  The results will be used to respond to questions posed by the FDA which led to Oxycyte being placed on clinical hold in the United States in 2008. The Company expects to complete this two-year preclinical program in July with results being publicly reported soon thereafter.

Dermacyte cosmetic sales revenue declined as the company moved resources out of this non-core business. The decrease was primarily due to the elimination of our internal sales force and the suspension of our direct marketing and advertising programs.  In addition, during the fourth quarter, the Company licensed Dermacyte products to Valor Cosmetics of Lausanne, Switzerland. Valor has exclusive worldwide rights to distribute, market and sell Dermacyte either under the Dermacyte brand or its own brand name and packaging.

Selling, general and administrative expenses were $1,441,500 for the quarter ended January 31, 2013 compared to $1,422,103 for the same period in the prior year.  The slight increase for the period was due primarily to the accrual for litigation settlement costs offset by decreases in costs incurred for legal and professional fees, facilities, and other general and administrative expenses.

Research and Development expenses were $369,447 for the quarter ended January 31, 2013 compared to $599,935 for the same period in the prior year. The decrease for the period was due primarily to reductions in costs incurred for personnel, consultants, facilities and other general expenses.

Selling, general and administrative expenses were $3,127,133 for the nine months ended January 31, 2013, compared to $4,883,903 for the same period in the prior year.  The decrease for the period was due primarily to the reversal of accrued 409A costs and reductions in the costs incurred for personnel, legal and professional fees, facilities, and other general and administrative expenses; partially offset by the accrual for litigation settlement costs.

Research and Development expenses were $1,611,293 for the nine months ended January 31, 2013, compared to $1,740,473 for the same period in the prior year. The decrease for the period was due primarily to reductions in costs incurred for personnel, consultants, facilities and other general expenses; partially offset by an increase in costs associated with clinical and preclinical development of Oxycyte.

As of January 31, 2013, the Company had cash and cash equivalents totaling $828,811 compared to $1,879,872 at April 30, 2012.

Conference Call
Management will host a conference call and webcast regarding the third quarter financial results for the three and nine months ending January 31, 2013, on Tuesday, March 19, 2013, at 11 a.m. ET.  To access the live teleconference dial (866) 277-1184 (U.S. and Canada), or (617) 597-5360 (international.)  The participant pass code is 10084976.  Also, a live webcast will be available on our web site http://www.oxybiomed.com/investors.htm .  A replay of the webcast will be available by phone or on the Oxygen website for a limited time. To access the replay by phone, call (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (international).  The pass code for the replay is 10065352.

About Oxygen Biotherapeutics, Inc.
Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier called Oxycyte® that is currently in clinical and preclinical studies for intravenous delivery for indications such as traumatic brain injury, decompression sickness and stroke.  The company is also developing PFC-based oxygen-carrying creams and gels for topical delivery to the skin for dermatologic conditions and potentially wound care. In addition, the company has commercialized its Dermacyte® line of oxygen-rich skin care products for the anti-aging market.

Financial Tables Follow

The accompanying notes found in the company’s Form 10-Q filed with the SEC on March 18, 2013 are an integral part of these Financial Statements.

Exhibit 99.1

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
BALANCE SHEETS
(unaudited)

	January 31, 2013	April 30, 2012
	(Unaudited)

ASSETS
Current assets
Cash and cash equivalents	$828,811	$1,879,872
Accounts receivable	13,642	13,385
Government grant receivable	87,185	35,650
Inventory	107,938	83,370
Prepaid expenses	341,884	455,946
Other current assets	272,713	162,809
Total current assets	1,652,173	2,631,032
Property and equipment, net	226,808	293,606
Debt issuance costs, net	182,197	278,659
Intangible assets, net	923,397	872,971
Other assets	58,262	65,666
Total assets	$3,042,837	$4,141,934

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$807,679	$542,809
Accrued liabilities	1,085,373	1,273,837
Convertible preferred stock	-	1,247,266
Current portion of notes payable, net	98,657	62,958
Total current liabilities	1,991,709	3,126,870
Other liabilities	65,592	-
Long-term portion of notes payable, net	2,586,109	1,361,110
Total liabilities	4,643,410	4,487,980

Commitments and contingencies; see Note 7.
Stockholders' deficit
Preferred stock, undesignated, authorized 9,992,500 shares; see Note 5.	-	-
Common stock, par value $.0001 per share; authorized 400,000,000 shares; issued and outstanding 33,650,499 and 29,417,718, respectively	3,365	2,942
Additional paid-in capital	113,581,120	107,279,296
Deficit accumulated during the development stage	(115,185,058)	(107,628,284)
Total stockholders’ deficit	(1,600,573)	(346,046)
Total liabilities and stockholders' deficit	$3,042,837	$4,141,934

Exhibit 99.1

OXYGEN BIOTHERAPEUTICS, INC.
(a development stage enterprise)
STATEMENTS OF OPERATIONS
unaudited)

	Period from May 26, 1967 (Inception) to January 31,	Three months ended January 31,		Nine months ended January 31,
	2013	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product revenue	$499,153	$2,871	$4,673	$28,899	$91,565
Cost of sales	326,046	1,534	2,512	16,578	47,616
Net product revenue	173,107	1,337	2,161	12,321	43,949
Government grant revenue	1,311,550	221,051	146,101	997,035	224,345
Total net revenue	1,484,657	222,388	148,262	1,009,356	268,294

Operating expenses
Selling, general, and administrative	50,036,200	1,441,500	1,422,103	3,127,133	4,883,903
Research and development	23,686,605	369,447	599,935	1,611,293	1,740,473
Restructuring expense	220,715	2,941	-	220,715	-
Loss on impairment of long-lived assets	363,691	-	-	-	-
Total operating expenses	74,307,211	1,813,888	2,022,038	4,959,141	6,624,376

Net operating loss	72,822,554	1,591,500	1,873,776	3,949,785	6,356,082

Interest expense	43,338,767	821,777	5,341,988	3,615,204	6,649,554
Loss on extinguishment of debt	250,097	-	-	-	-
Other (income) expense	(1,226,360)	(323)	82,850	(8,215)	91,970
Net loss	$115,185,058	$2,412,954	$7,298,614	$7,556,774	$13,097,606

Net loss per share, basic		$(0.07)	$(0.26)	$(0.24)	$(0.53)
Weighted average number of common shares outstanding, basic		33,177,893	27,558,532	31,828,750	24,922,512
Net loss per share, diluted		$(0.14)	$(0.39)	$(0.30)	$(0.65)
Weighted average number of common shares outstanding, diluted		35,352,784	29,731,481	34,003,641	26,630,311

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the company's judgment as of the date of this release. These statements include the expansion of development of the Oxycyte and Dermacyte product lines and the timing of the introduction of those new products. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the company's control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in Item 1A (Risk Factors) of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on July 15, 2011 and in our subsequent filings with the SEC. The company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, except as required by law. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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